EXHIBIT 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated effective as of December 5, 2003 and amended and restated on December 31, 2003 is by and between EASTON BANCORP, INC. (“Easton”), a Maryland corporation and EASTON FACILITATION, INC. (“Newco”), a Maryland corporation. This Agreement amends and restates the Agreement and Plan of Merger effective as of December 5, 2003 by and between Easton and Newco (the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, Easton and Newco wish to modify the Original Agreement to make specific provisions regarding the treatment of shares of common stock held in “street name”;

WHEREAS, Easton is a business corporation duly incorporated and validly existing under the laws of the State of Maryland, with authorized capital stock consisting of 5,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of which 764,507 are issued and outstanding as of the date hereof; and

WHEREAS, the Boards of Directors of Easton and Newco have approved this Agreement and the transactions proposed herein, pursuant to which Newco will be merged with and into Easton.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. THE MERGER

Section 1.1 Merger. Subject to the provisions hereof, Newco shall be merged with and into Easton (the “Merger”), with Easton as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation” when reference is made to it after the Effective Time (as defined in Article VI herein) of the Merger), under the Articles of Incorporation of Easton, pursuant to the provisions of, and with the effect provided in Title 3 of the Maryland General Corporation Law (“MGCL”). The name of the surviving corporation shall be “Easton Bancorp, Inc.”, and the business of the Surviving Corporation shall be that of a bank holding company.

Section 1.2 Effect of Merger. At the Effective Time, the corporate existence of Easton and Newco shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of Easton and Newco. All rights, franchises and interests of Easton and Newco, respectively, in and to any type of property and choices in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without any deed or other transfer. Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Easton and Newco, respectively, as of the Effective Time.

Section 1.3 Liabilities of Surviving Corporation. At the Effective Time of the Merger, Surviving Corporation shall be liable for all liabilities of Easton and Newco. All deposits, debts, liabilities, obligations and contracts of Easton and of Newco, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Easton or Newco, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Easton or Newco shall be preserved unimpaired subsequent to the Merger.

Section 1.4 Conveyance. All assets of Newco and Easton as they exist at the Effective Time of the Merger shall pass to, and vest in, the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible for all the liabilities of every kind and description of each of Easton and Newco existing as of the Effective Time of the Merger.

Section 1.5 Board of Directors and Officers; Articles of Incorporation; Bylaws. The present Board of Directors and Officers of Easton shall continue to serve as the Board of Directors and Officers of the Surviving Corporation until the next annual meeting or until such time as their successors have been elected and have qualified. At the Effective Time of the Merger and until thereafter amended in accordance with the law, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Easton as in effect immediately prior to the Merger.

Section 1.6 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof,

(a) all outstanding shares of Common Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 1,500 shares of Common Stock immediately prior to the Effective Time (such shareholders are referred to herein as “Cash-Out Shareholders”) shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate representing such shares, cash equal to $16.29 per share of Common Stock without interest thereon, (the “Merger Consideration”) other than Objecting Shares (as defined in Section 1.8); provided, however, that Easton may presume that all Street Shares are held by Holders holding fewer than 1,500 shares of Common Stock immediately prior to the Effective Time unless Easton or a beneficial owner of Street Shares is able to demonstrate to Easton’s satisfaction that such shares are held beneficially by a Holder holding 1,500 or more shares of Common Stock immediately prior to the Effective Time, in which event such shares of Common Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b) Each share of Common Stock held in the treasury of Easton and each share of Common Stock owned by any direct or indirect wholly-owned subsidiary of Easton immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto;

(c) All outstanding shares of Common Stock other than those described in paragraphs (a) and (b) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately prior to the Effective Time; and

(d) The outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.

Except as provided in Section 1.8, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 1,500 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to Easton in the letter of transmittal delivered by Easton as described in Section 1.8 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 1,500 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof,

(1) the term “Record Shares” shall mean shares of Common Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of Easton;

(2) the term “Street Shares” shall mean shares of Common Stock held of record in street name, including held of record by Easton Bank & Trust Company (the “Bank”) for the benefit of customers of the Trust Department of the Bank, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3) the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule l2g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of Easton, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Common Stock such person holds beneficially either in street name or as a customer of the Trust Department of the Bank were held of record by such person or persons; and

(4) the term “Cash-Out Shares” shall mean any shares of Common Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 1.6.

Easton (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 1.6 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 1.6, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately prior to the Effective Time. All determinations by Easton under this Section 1.6 shall be final and binding on all parties, and no person or entity shall have any recourse against Easton or any other person or entity with respect thereto.

For purposes of this Section 1.6, Easton may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that Easton determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

Section 1.7 Conversion of Easton Stock Options.

(a) At the Effective Time, each option to acquire shares of Common Stock which is outstanding and unexercised immediately prior thereto (“Easton Stock Option”) pursuant to the Easton Stock Option Plan (“Easton Stock Option Plan”) or pursuant to the Non-Qualified Stock Option Agreement by and between R. Michael S. Menzies and Easton dated May 1, 1999 (the “NQO Agreement”), shall, in accordance with their terms, be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Common Stock in an amount and at an exercise price determined by the original option (and otherwise subject to the terms of the Easton Stock Option Plan, the agreements evidencing the grants thereunder and the NQO Agreement); and

(b) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option.

Section 1.8 Objecting Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, the Holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Title 3, Subtitle 2 of the MGCL, is referred to herein as a “Objecting Share.” Notwithstanding anything in this Agreement to the contrary, Objecting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.6 hereof unless and until such Holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the MGCL. If any such Holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Objecting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 1.9 Exchange of Shares.

(a) Easton shall deposit or cause to be deposited in trust on behalf of The Bank of New York (the “Exchange Agent”) prior to the Effective Time cash, in an aggregate amount necessary to pay the Merger Consideration to Cash-Out Shareholders and to make appropriate cash payments to Holders of Objecting Shares pursuant to Section 1.8 hereof, if any, (such amounts being hereinafter referred to as (the “Exchange Fund”).

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 1.6 hereof and such Certificate shall forthwith be canceled. The Exchange Agent shall, upon surrender of Certificates representing shares of Common Stock, promptly deliver the Merger Consideration with respect to such shares of Common Stock formerly represented by such Certificate. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of Easton that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate (other than Certificates representing Objecting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Easton for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 1.9 shall be returned to Easton upon demand, and the holders of shares of Common Stock who have not theretofore complied with the exchange procedures in this Section 1.9 shall look to Easton only, and not the Exchange Agent, for the payment of any of the Merger Consideration in respect of such shares.

(d) None of Easton, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Common Stock for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Easton or the Exchange Agent, the posting by such person of a bond in such amount as Easton or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 1.10 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Easton and Newco in accordance with applicable provisions of law and the Articles of Incorporation and Bylaws of Easton and Newco. Easton and Newco shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the regulatory authorities, if any.

II. REPRESENTATIONS AND WARRANTIES OF EASTON

Easton hereby represents and warrants to Newco as follows:

Section 2.1 Organization. Easton is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has full corporate power to own its properties, to carry on its business as now being, and presently contemplated to be, conducted and to enter into this Agreement.

Section 2.2 Capitalization. The authorized capital stock of Easton is 5,000,000 shares of Common Stock, 764,507 shares of which are validly issued and outstanding, fully paid and nonassessable.

Section 2.3 Approvals. The Board of Directors of Easton has approved this Agreement and the transactions contemplated hereby, subject to the approval by the stockholders of Easton as required by law. This Agreement has been duly executed and delivered by Easton and when executed by Easton and duly approved by the stockholders of Easton, it will be a binding agreement of Easton enforceable against it in accordance with its terms.

Section 2.4 No Conflict With Other Instruments. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Easton is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Easton or upon shares of Common Stock.

III. REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to Easton as follows:

Section 3.1 Organization. Newco is a Texas corporation duly organized, validly existing and in good standing under the laws of Maryland, and has full corporate power and authority to own its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. Newco does not have any subsidiaries.

Section 3.2 Capitalization. The authorized capital stock of Newco consists of 1,000 shares of common stock, $1.00 par value (the “Newco Stock”), all of which are issued and outstanding. All such shares are validly issued, fully paid, and nonassessable. There are no existing options, warrants, calls or commitments of any kind obligating Newco to issue any of its authorized and unissued capital stock.

Section 3.3 Approvals. The Board of Directors of Newco has approved this Agreement and the transactions contemplated hereby, subject to the approval thereof by the stockholders of the Newco as required by law. This Agreement has been duly executed and delivered by Newco and when executed by Easton and duly approved by the stockholders of Newco, it will be a binding agreement of Newco enforceable against it in accordance with its terms.

Section 3.4 No Conflict With Other Instruments. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under, any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Newco is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Newco or upon shares of capital stock of Newco.

IV. COVENANTS OF EASTON

Easton hereby covenants to and with Newco as follows:

Section 4.1 Best Efforts. Easton will use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate this Agreement, including such actions Newco may reasonably consider necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining approvals of, governmental bodies to the transactions contemplated by this Agreement.

Section 4.2 Existence. From and after the date of this Agreement to the Effective Time of the Merger, Easton will maintain its corporate existence, will not (i) amend its articles of incorporation by-

laws, (ii) will not issue any securities, and (iii) will not declare or make any dividend or other distribution with respect to the outstanding shares of the Common Stock without written consent of Newco.

Section 4.3 Cash Payments. Easton will deliver, when and if required by the provisions of this Agreement, such amounts of cash into which certain shares of Common Stock are to be converted pursuant to this Agreement.

V. COVENANTS OF NEWCO

Newco hereby covenants to and with Easton as follows:

Section 5.1 Best Efforts. Newco will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate this Agreement, including such actions as Easton may reasonably consider necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining approvals of, governmental bodies to the transactions contemplated by this Agreement.

Section 5.2 Existence. From and after the date of this Agreement to the Effective Time, Newco (i) will maintain its corporate existence; (ii) will not amend its charter or bylaws; and (iii) will not issue any securities.

VI. CLOSING AND EFFECTIVE TIME

Section 6.1 Closing. On a mutually acceptable date (herein called the “Closing Date”) as soon as practicable within the 60 day period commencing with the latest of the following dates:

(a) such date as may be prescribed by any federal or state agency or authority pursuant to any applicable federal or state law, rule, regulation or order, prior to which consummation of the Merger may not be effected; or

(b) the date on which the transactions contemplated by this Agreement have been approved by the stockholders Easton and Newco in accordance with applicable law;

a meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether any condition exists which would permit the parties to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at the principal office of Easton in Easton, Maryland on the Closing Date, or at such other place to which the parties may agree.

Section 6.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be issued by the Secretary of State of Maryland (“Effective Time”). It is anticipated by the Company and Newco that the Closing and the Effective Time will occur on the same day.

VII. CONDITIONS TO THE OBLIGATIONS OF EASTON

The obligation of Easton to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

Section 7.1 Litigation. On the Closing Date, there shall not be pending or threatened litigation in agreement or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recession, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceedings.

Section 7.2 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal as of the Effective Time of the Merger.

Section 7.3 Shareholder Approval. The shareholders of Easton shall have voted affirmatively to approve the Merger by not less than two-thirds of the outstanding voting stock of Easton.

Section 7.4 Other Approvals. All requisite regulatory approvals relating to the Merger, if any, shall have been obtained and continue to be in full force and effect, and all waiting and notice periods under applicable law shall have expired.

Section 7.5 Rights of Objecting Shareholders and Other Shareholders Receiving Cash. The aggregate number of shares of Common Stock owned by those shareholders of the Company who (i) have perfected and shall be entitled to exercise their objecting shareholders’ rights pursuant to the MGCL, or (ii) are Cash-Out Shareholders (as defined in Section 1.6 herein) shall not exceed 20% of the issued and outstanding shares of Common Stock.

VIII. CONDITIONS TO THE OBLIGATIONS OF NEWCO

The obligation of Newco to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

Section 8.1 Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceeding.

Section 8.2 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal as of the Effective Time of the Merger.

Section 8.3 Shareholder Approval. The sole shareholder of Newco shall have voted affirmatively to approve the Merger by not less than two-thirds of the outstanding voting stock of Newco.

Section 8.4 Other Approvals. All requisite regulatory approvals, if any, relating to the Merger, if any, shall have been obtained and continue to be in full force and effect, and all waiting and notice periods under applicable law shall have expired.

IX. TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at anytime prior to the Effective Time by the Boards of Directors of either Newco or Easton.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in this Article IX hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or Easton or their respective officers, directors or shareholders.

Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

X. GENERAL PROVISIONS

Section 10.1 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Easton or Newco, respectively, at the following addresses:

If to Easton:

Easton Bancorp, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

Attention: R. Michael S. Menzies

If to Newco:

Easton Facilitation, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

Attention: R. Michael S. Menzies

Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.4 Counterparts. This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 10.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EASTON BANCORP, INC.

By:	/s/ R. Michael S. Menzies

R. Michael S. Menzies
President

Attest:

By:	/s/ Pamela A. Mussenden

Name:	Pamela A. Mussenden
Title:	Assistant Treasurer

EASTON BANCORP, INC.

By:	/s/ R. Michael S. Menzies

R. Michael S. Menzies
President

Attest:

By:	/s/ Pamela A. Mussenden

Name:	Pamela A. Mussenden
Title:	Assistant Treasurer